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                                                                    Exhibit 21.1

                        List of Registrant's Subsidiaries

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
                                                          PERCENTAGE OWNERSHIP
                                                          --------------------
NAME OF SUBSIDIARY                 STATE OF FORMATION     BY REGISTRANT
------------------                 ------------------     -------------
FirstWorld, Inc.                   Colorado               100%

FirstWorld Anaheim                 California             100%

FirstWorld SoCal                   California             100%

FirstWorld Orange Coast            California             100%

FirstWorld SGV                     California             100%

FirstWorld Engineering             California             100%

Optec, Inc., d/b/a FirstWorld      Oregon                 100%
Northwest, Inc.

Sirius Solutions, Inc. d/b/a       California             100%
Sirius Connections, Inc.

Hypercon, Inc.                     Texas                  100%

InQuo                              Nevada                 100%

Intelenet Communications, Inc.     California             100%

Internet Express, LLC              Colorado               100%

Oregon Professional Services,      Oregon                 100%
Inc. d/b/a Transport Logic

Accelerated Information, Inc.      California             100%

Slip.Net, Inc., a wholly owned     California             100%
subsidiary of Accelerated
Information, Inc.
